Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

CABLEVISION SYSTEMS CORPORATION,

ALTICE N.V.

and

NEPTUNE MERGER SUB CORP.

Dated as of September 16, 2015

-i-

6.4.	Filings; Other Actions; Notification	41
6.5.	Access and Reports	45
6.6.	Stock Exchange Delisting	46
6.7.	Publicity	46
6.8.	Employee Benefits	46
6.9.	Expenses	47
6.10.	Director and Officer Liability	48
6.11.	Financing	49
6.12.	Indemnification Related to Financing	55
6.13.	Approval of Sole Stockholder of Merger Sub	55
6.14.	Section 16 Matters	55
6.15.	Parent Vote	55

	ARTICLE VII

	Conditions	56

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	56
7.2.	Conditions to Obligations of Parent and Merger Sub	56
7.3.	Conditions to Obligation of the Company	57

	ARTICLE VIII

	Termination	58

8.1.	Termination by Mutual Consent	58
8.2.	Termination by Either Parent or the Company	58
8.3.	Termination by the Company	58
8.4.	Termination by Parent	59
8.5.	Effect of Termination and Abandonment	60

	ARTICLE IX

Miscellaneous and General		63

9.1.	Survival	63
9.2.	Modification or Amendment	63
9.3.	Waiver of Conditions	63
9.4.	Counterparts	63
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	63
9.6.	Notices	65
9.7.	Entire Agreement	66
9.8.	No Third Party Beneficiaries	66
9.9.	Obligations of Parent and of the Company	67
9.10.	Transfer Taxes	67
9.11.	Definitions	67

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9.12.	Severability	67
9.13.	Interpretation; Construction	67
9.14.	Assignment	68

Annex A	Defined Terms	A-1
Exhibit A	Charter	Ex. A-1
Exhibit B	Form of Stockholder Written Consent	Ex. B-1

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of September 16, 2015, is by and among Cablevision Systems Corporation, a Delaware corporation (the “Company”), Altice N.V., a Dutch public company with limited liability (naamloze vennootschap) (“Parent”) and Neptune Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to, together, as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent to enter into this Agreement, the Company has agreed to use reasonable best efforts to obtain a written consent from certain stockholders of the Company pursuant to which such holders will approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) as more particularly set forth herein; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the satisfaction or written waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the third (3rd) business day (the “Closing Date”) following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in writing in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or in the Switzerland or a day on which the Department of State of the State of Delaware is required or authorized to close.

1.3. Effective Time. As soon as practicable on the Closing Date following the Closing, the Company and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in EXHIBIT A hereto, until thereafter amended as provided therein or by applicable Laws.

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Laws.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly appointed or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any capital stock of the Company, Parent or Merger Sub:

(a) Merger Consideration. Each share of Cablevision NY Group Class A Common Stock, par value $0.01 per share, of the Company (a “Class A Share”, or collectively “Class A Shares”) and each share of Cablevision NY Group Class B Common Stock, par value $0.01 per share, of the Company (a “Class B Share”, or collectively “Class B Shares”, and together with the Class A Shares, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Company, Parent or any of their respective wholly-owned Subsidiaries, in each case not held on behalf of third parties in a fiduciary capacity, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted automatically into and shall thereafter represent the right to receive cash in the amount of $34.90 per Share without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares and each non-certificated Share represented by book entry (a “Book-Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of such Excluded Share, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Paying Agent”), in trust for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall appoint the Paying

Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation.

(b) Exchange Procedures.

(i) Letter of Transmittal. Promptly after the Effective Time (and in any event within three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and with respect to Certificates, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent.

(ii) Certificates. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal and with such other customary documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 4.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Excluded Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the product of (A) the number of Shares represented by such Book-Entry Share multiplied by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Special Procedures for DTC. Prior to the Effective Time, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent and The Depository Trust Company (“DTC”) designed to provide that (A) if the Closing occurs at or prior to 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (B) if the Closing occurs after 11:30 a.m. (Eastern Time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(v) Unrecorded Transfers. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one hundred and eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section (e) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit, in a form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal. Except to the extent otherwise permitted pursuant to Section 6.1(a), the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. If any Dissenting Stockholder shall have withdrawn, failed to perfect or has otherwise lost the right to appraisal with respect to any Shares, such Shares shall cease to be Excluded Shares and such Shares shall be treated and paid out as if converted pursuant to Section 4.1(a).

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Equity Awards or Company Cash Performance Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)(iii)) Laws. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

4.3. Treatment of Company Equity Awards and Cash Performance Awards.

(a) Treatment of Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Company’s 2015 Employee Stock Plan, Amended and Restated 2006 Employee Stock Plan, 2006 Stock Plan for Non-Employee Directors, Amended and Restated Employee Stock Plan and Amended and Restated Stock Plan for Non-Employee Directors (collectively, the “Stock Plans”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Option to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (x) the number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share of such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option that has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b) Treatment of Restricted Shares. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award (a “Company Restricted Share”) under the Stock Plans, shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and any performance conditions applicable to such Company Restricted Share shall be deemed achieved as provided in the applicable award agreement, and such Company Restricted Share shall be cancelled and shall only entitle the holder of such Company Restricted Share to receive (without interest), as soon as reasonably practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), an amount in cash equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Treatment of Company Performance RSUs. At the Effective Time, each outstanding performance restricted stock unit (a “Company Performance RSU”) under the Stock Plans, shall, automatically and without any required action on the part of the holder thereof, become immediately vested at the target level of performance as provided in the applicable award agreements, and such Company Performance RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Performance RSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (A) the number of Shares subject to such Company Performance RSU immediately prior to the Effective Time (after application of the foregoing vesting provisions) multiplied by (B) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company Performance RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Treatment of Company Director RSUs. At the Effective Time, each outstanding restricted stock unit (a “Company Director RSU”) under the 2006 Stock Plan for Non-Employee Directors and the Amended and Restated Stock Plan for Non-Employee Directors shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Director RSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to (x) the number of Shares subject to such Company Director RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration; provided, that, with respect to any Company Director RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(e) Treatment of Company Cash Performance Awards. At the Effective Time, each outstanding cash performance award (a “Company Cash Performance Award”) granted under the Company’s Cash Incentive Plan and Management Performance Incentive Program shall, automatically and without any required action on the part of the holder thereof, become immediately vested at the target level of performance, as provided in the applicable award agreements, and such Company Cash Performance Award shall be paid to the holder thereof in an amount determined after application of the foregoing vesting provisions (without interest and less applicable Taxes required to be withheld with respect to such payment), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time).

(f) Dividends and Dividend Equivalents. Any dividend or dividend equivalent rights accrued under any Company Equity Award (as defined below) shall be paid to the holder thereof at the same time as the payment in respect of such Company Equity Award is made to the holder pursuant to this Section 4.3.

(g) Company Actions. At or prior to the Effective Time, the Company, the board of directors of the Company (the “Company Board”) or the compensation committee of the board of directors of the Company (the “Compensation Committee”), as applicable, shall adopt any resolutions and take any actions necessary to effectuate the treatment of the Company Options, Company Restricted Shares, Company Performance RSUs and Company Director RSUs (collectively, the “Company Equity Awards”) and the Company Cash Performance Awards in accordance with Sections 4.3(a) through 4.3(f).

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except (1) as set forth in the forms, statements, certifications, reports and documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) (including the exhibits and schedules thereto) since January 1, 2014 and prior to the date of this Agreement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), to the extent reasonably apparent, but excluding non-factual disclosures in the “Risk Factors” and “Forward Looking Statements” Sections thereof and any similar disclosure included therein that is cautionary, predictive or forward-looking in nature and (2) as set forth in the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement (except as otherwise expressly provided in this Article V) that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization if the concept of good standing is recognized in such jurisdiction and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction that recognizes the concept of good standing and the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below).

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Affiliate” means, with respect to any Person, any Person who is an “affiliate” of such Person within the meaning of Rule 405 promulgated under the Securities Act; and (iii) “Material Adverse Effect” means any event, occurrence, change or effect that is, together with all other events, circumstances, changes or effects, materially adverse to (1) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole or (2) the Company’s ability to consummate the Merger and the Transactions; provided, however, that none of the following, and no change, event, circumstance or effect, individually or in the aggregate arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) any changes in general United States or global economic conditions, except in the event that any change, event, circumstance or effect to or on a business or businesses of the Company and its Subsidiaries arising from any such changes in conditions has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to the effect that such changes in conditions have on a comparable business or businesses of other companies in the cable, telecommunications or media industries (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(B) any changes in conditions generally affecting the cable, telecommunications or media industries, except in the event that any change, event, circumstance or effect to or on a business or businesses of the Company and its Subsidiaries arising from any such changes in conditions has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes in conditions have on a comparable business or businesses of other companies in the cable, telecommunications or media industries (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(C) any change in the market price, trading volume or credit rating of any of the Company’s securities (other than of the Class B Shares) (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such change has resulted in or contributed to a Material Adverse Effect);

(D) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

(E) any failure, in and of itself, by the Company or its Subsidiaries to meet any internal or publicly available projections, forecasts, estimates or predictions (provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such failure has resulted in or contributed to a Material Adverse Effect);

(F) the public announcement or pendency of this Agreement, the Merger or any of the other transactions contemplated by this Agreement (such other transactions, including the Financing, the “Transactions”) or the identity of Parent or any of its Affiliates, including the effect thereof on the relationships, contractual or otherwise, of the Company or any of its Affiliates with employees, franchisors, labor unions, contractors, subscribers, suppliers, partners and other third parties (it being understood that this clause (F) shall not apply to Section 5.1(d));

(G) any actions or omissions of the Company or its Subsidiaries taken (or not taken) with the written consent of Parent or as required to comply with the terms of this Agreement and any changes or effects to the extent attributable to the failure of Parent to grant a consent requested by the Company pursuant to Section 6.1;

(H) any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement, the Merger or the Transactions;

(I) changes or proposed changes in (i) U.S. generally accepted accounting principles (“GAAP”) or (ii) applicable Laws or the interpretation, application or enforcement thereof, except, as it relates to clause (ii), in the event that any change, event, circumstance or effect to or on a business or businesses of the Company and its Subsidiaries arising from any such changes has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on a comparable business or businesses of other companies in the cable, telecommunications or media industries operating in the jurisdictions affected by the change (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(J) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway, or epidemics, pandemics, earthquakes, hurricanes, tornadoes or other natural disasters or calamities, except in the event that any change, event, occurrence or effect to or on a business or businesses of the Company and its Subsidiaries arising from any such changes in conditions has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes in conditions, events or other natural disasters or calamities have on a comparable business or businesses of other companies in the cable, telecommunications or media industries (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(K) any liability to the extent accrued or reserved against in the consolidated financial statements included in the Company Reports (or the notes thereto) filed or furnished prior to the date of this Agreement.

(b) Capital Structure. The authorized capital stock of the Company consists of 1,400,000,000 Class A Shares, of which 222,603,582 Shares were outstanding as of the close of business on September 15, 2015 (including 7,022,703 Company Restricted Shares), 480,000,000 Class B Shares, of which 54,137,673 Shares were outstanding as of the close of business on September 15, 2015, and 50,000,000 Preferred Shares, of which no shares were outstanding as of the close of business on September 15, 2015. Other than 25,011,970 Shares reserved for issuance under the Stock Plans, the Company has no Shares reserved for issuance. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list of all outstanding Company Equity Awards as of September 15, 2015, setting forth the number of Shares subject to each Company Equity Award and, if applicable, the exercise price with respect to each Company Equity Award. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Other than pursuant to applicable Law and as contemplated by this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries restricting the transfer or voting of any Shares.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions, subject only, assuming the accuracy of the representation and warranty in Section 5.2(g), to adoption of this Agreement by the holders of issued and outstanding Class A Shares and Class B Shares, voting together as a single class and representing a majority of all the votes entitled to be cast on such matter (the “Requisite Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date of this Agreement, the Company Board has (A) determined that this Agreement, the Merger and the Transactions are fair to and are in the best interests of the Company and its stockholders, (B) approved and declared advisable this Agreement and the Merger and the Transactions and (C) subject to Section 6.2, resolved to recommend that the holders of Shares adopt this Agreement (the “Company Recommendation”) and directed that this Agreement be submitted to the holders of Shares for their adoption. The Company Board has received the opinions of each of its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PJT Partners LP and Guggenheim Securities, LLC, to the effect that, as of the date of such opinion, and based upon and subject to the facts, assumptions, limitations and qualifications set forth therein, the Per Share Merger Consideration is fair from a financial point of view to the holders of Shares (other than the Company, Parent, or any of their respective wholly-owned Subsidiaries). Assuming the accuracy of the representation and warranty made in Section 5.2(g), the Company Board has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the Merger in the manner contemplated hereby.

(iii) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Requisite Stockholder Approval.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) compliance with, and filings under, the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, including the filing with the SEC of an information statement of the type contemplated by Rule 14c-2 under the Exchange Act in connection with this Agreement, the Merger and the Transactions (together with any amendments or supplements thereto, the “Information Statement”) or of a proxy statement in lieu thereof as contemplated by Section 6.4(a) (together with any amendments or supplements thereto, the “Proxy Statement”); (C) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the Merger and the Transactions; (D) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (E) compliance with any filings as may be required under applicable Environmental Laws; (F) compliance with the applicable requirements of the New York Stock

Exchange (the “NYSE”); (G) compliance with, and filings under, any applicable requirements of the Cable Communications Policy Act of 1984 as amended by the Cable Television Consumer Protection and Competition Act of 1992, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, and the rules and regulations of the Federal Communications Commission (“the FCC”) promulgated pursuant thereto (collectively, the “Federal Communications Law”); (H) compliance with, and filings under, any applicable requirements of U.S. domestic state public utility commissions and similar U.S. domestic state authorities; (I) compliance with, and filings under, any applicable U.S. domestic state statutes or local franchise ordinances and agreements; (J) the filing of a joint voluntary notice with the Committee on Foreign Investment in the United States (“CFIUS” pursuant to Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246. and otherwise (codified at 50 U.S.C. App. 2170) and regulations thereto, codified at 31 C.F.R. Part 800, et seq., as amended (“Section 271”)) in accordance with the requirements of Section 271, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company with, nor are any required to be obtained by the Company from, any domestic, foreign or transnational governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity of any nature (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and Transactions, except those that the failure to make or obtain, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the Transactions will not, constitute or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the Transactions will not, constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the Transactions), compliance with the matters referred to in Section 5.1(d)(i) under any Laws to which the Company or any of its Subsidiaries is subject.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, registration statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2012 (the “Applicable Date”) (the forms, registration statements, reports, certifications and documents required to be filed or furnished by the Company to the SEC, including any amendments thereto, the “Company Reports”). Since the Applicable Date, each of the Company Reports, at the time of its filing or being furnished (or if amended prior to the date of this Agreement as of the date of such amendment to any such Company Report) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports filed or furnished to the SEC since the Applicable Date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for extension of credit, or reserved an extension of credit in the form of a personal loan to or for any executive officer or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act. The Company is in compliance, and has complied, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules of the NYSE.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) since the Applicable Date fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, comprehensive income, stockholders’ deficiency and cash flows included in or incorporated by reference into the Company Reports since the Applicable Date (including any related notes and schedules) fairly presents the results of operations, earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iv) Since December 31, 2014 until the date of this Agreement, there has been no transaction, or series of transactions, agreements, arrangements, or understandings, to which the Company or any of its Subsidiaries is a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(f) Absence of Certain Changes. Since December 31, 2014, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses and since December 31, 2014, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Except (A) as reflected or reserved against in the Company’s consolidated balance sheet (and the notes thereto) as of December 31, 2014, (B) obligations or liabilities incurred in the ordinary course of business since December 31, 2014, (C) obligations or liabilities under Contracts the Company and its Subsidiaries entered into in the ordinary course, and (D) obligations or liabilities arising or incurred in connection with this Agreement (other than obligations or liabilities arising out of or in connection with breaches of such Contracts by the Company or any of its Subsidiaries), the Merger or the Transactions, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) The term “knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of the executive officers listed in Section 5.1(g)(iii) of the Company Disclosure Letter, and the knowledge of any such Person obtained or that would have been obtained from a reasonable inquiry of such Person’s direct reports.

(h) Employee Benefits; Labor.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Plan (other than “multiemployer plans” within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Multiemployer Plan” is in compliance with its terms and applicable Laws, including ERISA and the Code. For purposes of this Agreement, “Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by, the Company or any of its Subsidiaries. The Company and its Subsidiaries have made all material contributions to Multiemployer Plans when due.

(ii) With respect to each material Company Plan, the Company has previously delivered or made available to Parent a complete and correct copy of the most recent plan document and, to the extent applicable: (A) the summary plan description and any other summaries or material employee communications, (B) the most recent annual report on Forms 5500, (C) the most recent actuarial valuations, (D) material contracts including trust agreements, insurance contracts, and administrative services agreements, (E) the most recent determination or opinion letters for any plan intended to be qualified under Section 401(a) of the Code, and (F) any non-routine correspondence with the Department of Labor, Internal Revenue Service, or any other governmental entity with respect to any unresolved material issue regarding a Company Plan. No Company Plan is maintained for the benefit of employees whose employment is outside the United States.

(iii) Each Company Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (an “ERISA Plan”) that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code, and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Company Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, except for any such penalty or Tax as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv) Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”). Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, a Multiemployer Plan in the last six (6) years.

(v) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Merger or the Transactions could, either alone or in combination with another event, (1) entitle any employee of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any Laws) or (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any current or former employee, officer or director of the Company or any of its Subsidiaries.

(vi) As of the date of this Agreement, to the knowledge of the Company, there is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company or any of its Subsidiaries that, individually or collectively, would (either alone or in combination with other events) give rise to the payment of any amount, including by way of accelerated vesting, that, as of the date of this Agreement, is not expected to be deductible pursuant to Section 280G of the Code as a result of or in connection with the entering into, or the consummation of the transactions contemplated by, this Agreement. Neither the Company nor any of its Subsidiaries has any obligation (including, indirectly, by way of indemnification) to make any Tax gross up payments, as a result of the interest and penalty provisions of Section 4999 of the Code, to any individual.

(vii) Neither the Company nor any of its Subsidiaries has any obligation (including, indirectly, by way of indemnification) to make any Tax gross-up payments, as a result of the interest and penalty provisions of Section 409A of the Code, to any individual.

(viii) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or other independent contractors of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(ix) Neither the Company nor any of its Subsidiaries is a party to, or is in negotiation to become party to, any collective bargaining agreement. There is no material strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or material arbitration or grievance pending or, to the knowledge of the Company, threatened. Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health except for any such failure to be in compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Compliance with Laws; Licenses. Since the Applicable Date, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state or local law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction or decree, of any Governmental Entity (collectively, “Laws”) that is applicable to the Company or its

Subsidiaries, including Laws relating to privacy, publicity, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations (“Data Privacy Laws”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have timely and validly made all filings and payments, and given all notices, required under the Federal Communications Laws, Data Privacy Laws, other Laws, and the rules and regulations of any state public utility commission, local franchise authority, and the Federal Universal Service Fund or any state equivalent thereto, except where the failure to have made such filings or payments, or given such notices would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have charged rates for rate-regulated services in a manner consistent in all material respects with the Federal Communications Laws and other Laws. The Company and its Subsidiaries have filed with the U.S. Copyright Office all required statements of account with respect to their business in accordance with the Copyright Act of 1976, as amended, and the regulations thereunder, required to have been filed since the Applicable Date, and have paid all royalty fees required for the periods thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each License of the Company or its Subsidiaries is in full force and effect and none of the Company or any of its Subsidiaries has received written notice from any Governmental Entity alleging any conflict with or breach of any such License or threatening termination, revocation or cancellation of any Licenses. The Company and its Subsidiaries have made available to Parent and Merger Sub true and complete copies of all material FCC Licenses held by the Company or its Subsidiaries. All material Licenses are validly held by the Company and its Subsidiaries and are in full force and effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity was considering the amendment in any material respect, termination, revocation or cancellation of any material Licenses.

(j) Material Contracts.

(i) Except as disclosed in Section 5.1(j)(i) of the Company Disclosure Letter and except for Company Plans, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts as of the date of this Agreement:

(A) any partnership, joint venture, revenue-sharing or profit-sharing Contract material to the Company or in which the Company or any of its Subsidiaries owns any interest valued at more than $10 million, without regard to voting or economic interest;

(B) (x) any Contract that contains a material restriction on competition in any line of business or geographic region, an exclusivity provision or a “most favored nation” provision regarding pricing and economic terms, in each case, in favor of the other party to such Contract, (y) any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a third party or (z) any arrangement (other than a Franchise) that limits or purports to limit in any respect the ability of the Company or its Subsidiaries to own, sell, transfer, pledge, or otherwise dispose of assets or businesses, in each case of clauses (x), (y) and (z) that (1) involve revenues or expenses of the Company or any of its Subsidiaries of more than $40 million in the fiscal year ended December 31, 2014 or from January 1, 2015 through the date of this Agreement or (2) would be binding on Parent or any of its Affiliates (other than the Surviving Company and its Subsidiaries) following the Closing;

(C) any Contract relating to any loan or other extension of credit (including indebtedness for borrowed money or any financial guarantee by the Company or any of its Subsidiaries) with a principal amount in excess of $40 million made by the Company or any of its Subsidiaries, other than (x) Contracts solely among the Company and/or any of its direct or indirect wholly owned Subsidiaries and (y) accounts receivable accrued in the ordinary course of business of the Company and its Subsidiaries;

(D) any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction involving revenues or expenses by the Company or any of its Subsidiaries of more than $10 million in the fiscal year ended December 31, 2014 or from January 1, 2015 through the date of this Agreement;

(E) any Contract relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any business, Person (other than natural persons), division, operating unit or product line material to the Company and its Subsidiaries, taken as a whole, except for any such acquisition or disposition that has been consummated prior to the date of this Agreement and with respect to which the Company’s good faith estimate of its remaining aggregate reasonably probable liabilities with respect thereto is no greater than $10 million;

(F) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than its Subsidiaries), on the other hand, that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K, other than in the ordinary course arms’ length arrangements pursuant to which the Company provides advertising, cable or telecommunications services to The Maddison Square Garden Company or AMC Networks Inc.;

(G) any Contract (x) pursuant to which the Company or any of its Subsidiaries manages, operates or provides material services to any cable systems that are not, directly or indirectly, wholly owned by the Company and (y) that involves revenues or expenses of the Company or any of its Subsidiaries of more than $10 million in the fiscal year ended December 31, 2014 or from January 1, 2015 through the date of this Agreement;

(H) each top twenty (20) cable programming or broadcast station Contract, based upon the annual payments by the Company and its Subsidiaries thereunder for calendar year 2015 (excluding video-on-demand); or

(I) any material Contract with the FCC or any other Governmental Entity relating to the operation or construction of cable systems that is not set forth in the Franchises (other than Contracts to provide cable services to Governmental Entities in the ordinary course of business).

Each such Contract described in Section 5.1(j)(i)(A) through 5.1(j)(i)(I) is referred to herein as a “Material Contract”.

(ii) A true and complete copy of each Material Contract as of the date of this Agreement has been made available to Parent; provided, however, that with respect to the Contracts described in clause (H) above only the primary Contract with respect to such programming has been made available to Parent. No portion of any such Contract not made available to Parent (other than the commercially sensitive information that has been redacted) modifies in any material respect any portion of such Contracts actually made available to Parent. Except for expirations in the ordinary course of business in accordance with the terms of such Material Contract, each Material Contract is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, and each Material Contract is in full force and effect, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract, has taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a material breach or a default under the provisions of such Material Contract.

(k) Real Property.

(i) Except as would not reasonably be expected be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries, as applicable, has good and marketable title to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), free and clear of any Encumbrance.

(ii) With respect to the real property that is leased by or subleased to the Company or any of its Subsidiaries and is material to the Company and its Subsidiaries, taken as a whole (the “Leased Real Property”), except as would not be material to the Company, the Company or the applicable Subsidiary has a good and valid leasehold interest in such Leased Real Property free and clear of all Encumbrances.

(iii) For purposes of this Section 5.1(k) only, “Encumbrance” means any Lien, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) encumbrances for current

Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which the Company has recorded a reserve on its financial statements; (B) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (D) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and (E) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

(l) Takeover Statutes. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(g) are true and correct, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to this Agreement, the Company, the Shares, the Merger or the Transactions.

(m) Environmental Matters.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) the Company and its Subsidiaries are and since the Applicable Date have been in compliance with all Environmental Laws applicable to the operation of their respective businesses; (B) the Company and its Subsidiaries possesses all Licenses required under applicable Environmental Laws for the operation of their respective businesses as presently conducted and they are and since the Applicable Date have been in compliance therewith; (C) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no action, claim, suit or legal proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, pursuant to any Environmental Law other than for matters that have been resolved and are no longer outstanding; (D) the Company and its Subsidiaries are not currently subject to any court order, administrative order or decree arising under any Environmental Law; (E) neither the Company nor any Subsidiary has released any Hazardous Substances that require any investigation, remediation, removal, or remedial or corrective action pursuant to Environmental Law; (F) no third party has released any Hazardous Substances at any Owned Real Property or other real property operated by the Company or any Subsidiary, or, during the period of its ownership or operation thereof, at any real property formerly owned or operated by the Company or any Subsidiary, that require any investigation, remediation, removal, or remedial or corrective action by the Company or any Subsidiary pursuant to Environmental Law; and (G) neither the Company nor any Subsidiary is conducting or funding any decontamination, abatement, investigation, remediation, removal, or remedial or corrective action of or in connection with any Hazardous Substances.

(ii) Notwithstanding any other representation and warranty in this Article V, the representations and warranties contained in this Section 5.1(m) constitute the sole representations and warranties of the Company relating to any Environmental Law.

(iii) As used in this Agreement, (A) the term “Environmental Law” means any applicable Law concerning pollution, or the protection of the environment, or Hazardous Substance exposure or handling, including those relating to the manufacture, generation, handling, use, treatment, storage, disposal or transportation of Hazardous Substances; and (B) the term “Hazardous Substance” means any pollutant, contaminant, waste or toxic, hazardous, radioactive, ignitable, corrosive or reactive substance or material listed, defined, designated or classified as such under any Environmental Law, including petroleum and petroleum products, asbestos, polychlorinated biphenyls and toxic mold.

(n) Taxes.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(A) all material Tax Returns required by applicable Laws to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with applicable Laws, and all such material Tax Returns are true and complete in all material respects;

(B) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, except with respect to Taxes contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(C) there is no written claim now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax, and there is no audit, action, suit, proceeding or investigation with respect to any liability of the Company for any material Tax;

(D) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or Section 361 of the Code;

(E) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent or has any liability for Taxes of any Person (other than the Company or its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(F) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement, other than any Tax Sharing Agreements solely among the Company and/or its Subsidiaries;

(G) no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction and neither the Company nor any of its Subsidiaries has, and has not had, within the past five (5) years, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country;

(H) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(I) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (I) change in, or improper, method of accounting for a taxable period ending on or prior to the Closing Date, (II) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date, (III) installment sale or open transaction disposition made on or prior to the Closing Date, (IV) prepaid amount received on or prior to the Closing Date, (V) intercompany transaction entered into or excess loss account created on or prior to the Closing Date;

(J) neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and U.S. Treasury Regulations Section 1.6011-4(b)(2).

(ii) Notwithstanding any other representation and warranty in this Article V, the representations and warranties contained in Section 5.1(h) and this Section 5.1(n) constitute the sole representations and warranties of the Company relating to any Tax matters.

(iii) As used in this Agreement, (A) the term “Tax” means any tax, duty, levy, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee or successor; (B) the term “Tax Return” means any report, return, amended return, document, declaration or other information or filing (and any attachment thereto) required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information; and (C) the term “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of, or indemnification with respect to, any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any such agreement or arrangement entered into in the ordinary cause of business that does not have as a principal purpose addressing Tax matters).

(o) Intellectual Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) none of the Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Owned Intellectual Property”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and (2) all Owned Intellectual Property (A) is subsisting, and to the knowledge of the Company, valid and enforceable, and (B) to the extent such items are registered or the subject of an application for registration with any Governmental Entity, is active or pending without challenge by any third party (all such Owned Intellectual Property, the “Company Registered IP”).

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property, and hold all of their right, title and interest in and to all Owned Intellectual Property and their applicable rights in the Licensed Intellectual Property free and clear of all Liens, and (B) there exist no restrictions on the disclosure, use, license or transfer of any the Owned Intellectual Property.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party and (B) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that (1) the Company or any of its Subsidiaries infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third party or (2) any Owned Intellectual Property or Licensed Intellectual Property is invalid or unenforceable.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have implemented reasonable policies and procedures and have taken commercially reasonable steps to maintain, protect and enforce their rights in the Owned Intellectual Property and the Licensed Intellectual Property, including (1) payment of maintenance or similar fees and filing of statements of use with the applicable Governmental Entities with respect to the Company Registered IP, and (2) steps intended to protect and preserve the confidentiality of all trade secrets and other confidential information included in the Owned Intellectual Property, (B) none of the trade secrets or other confidential information included in the Owned Intellectual Property have been disclosed other than pursuant to written confidentiality or non-disclosure agreements, and (C) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the extent any Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries by any current or former employee or contractor of the Company or any of its Subsidiaries, the Company or such Subsidiary, as applicable, owns all such Intellectual Property.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the IT Assets operate and perform in a manner that permits, and are sufficient for, the Company and each of its Subsidiaries to conduct their businesses, (B) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use, access, interruption, modification or corruption, and (C) to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or the information and transactions stored or contained therein or transmitted thereby).

As used in this Agreement, the terms:

“Intellectual Property” means any and all intellectual property and industrial property rights throughout the world, including (A) trademarks and service marks whether registered or unregistered, certification marks, collective marks, Internet domain name registrations, trade dress and design rights, all registrations, renewals and applications for registration of the foregoing, and all goodwill associated therewith; (B) patents, patent applications, and all reissuances, continuations, continuations in part, divisions, extensions, supplementary protection certificates, and re-examinations and the equivalents of any of the foregoing in any jurisdiction; (C) trade secrets, including, in each case, to the extent qualifying as a trade secret under applicable Laws, proprietary and confidential information know-how, inventions, designs, drawings, specifications, product configurations, technical data and other data, formulae, pricing and cost information, plans, processes, procedures, schematics, manufacturing techniques, business methods, subscriber lists and supplier lists; (D) copyrights whether registered or unregistered (including copyrights in (1) computer software and (2) other published and unpublished works of authorship), including all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (E) database rights and rights to industrial designs; and (F) rights afforded under any applicable Law with respect to any of the foregoing.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment, and all associated documentation owned by, or licensed or leased to, the Company or its Subsidiaries (excluding, in each case, any public networks).

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to, or allowed for use by, the Company or any of its Subsidiaries.

(p) Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company’s and its Subsidiaries’ insurance policies are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued; (ii) the Company and its Subsidiaries are in compliance with the terms of such policies; and (iii) to the knowledge of the Company, as of the date of this Agreement there are no threatened in writing terminations of, or material premium increases with respect to, any of such policies.

(q) Franchises.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each cable system, as such term is defined in 47 U.S.C. § 522(7), owned or operated by the Company or any of its Subsidiaries is in compliance with each franchise, as such term is defined in the Communications Act of 1934, as amended (together with the written orders, policies and decisions of the FCC), granted by a Governmental Entity authorizing the construction, upgrade, maintenance or operation of any part of the subject cable system (each, a “Franchise”) and (B) there are no ongoing or, to the knowledge of the Company, threatened audits or similar proceedings undertaken by Governmental Entity with respect to any of the Franchises of the Company or any of its Subsidiaries. The Company has made available to Parent and Merger Sub a true and complete list of all such Franchises, which Franchises comprise all of the franchises (as defined in the Federal Communications Laws) necessary to operate the business of the Company and its Subsidiaries in all material respects as currently conducted.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company’s and its Subsidiaries’ Franchises is binding and in full force and effect, there are no applications (other than renewal applications that are valid and were timely filed) relating to any of the Company’s or its Subsidiaries’ Franchises pending before any Governmental Entity, and neither the Company nor any of its Subsidiaries has received written notice from any Person that any of its Franchises will not be renewed or that the applicable Governmental Entity has challenged or raised any objection to a request for any such renewal.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending, and neither the Company nor any of its Subsidiaries has received any written notice of any imminent, audit with respect to payment of fees or other matters pertaining to access to or use of poles, ducts, conduits or rights of way. The Company and its Subsidiaries have paid, timely and in full, all material fees due for such access or use or under any agreement pertaining thereto, except for any such fees that the Company and its Subsidiaries are contesting in good faith.

(r) Brokers and Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, PJT Partners LP and Guggenheim Securities, LLC, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the Merger or the Transactions.

(s) No Additional Representations. Except for the representations and warranties made by the Company in this Section 5.1, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement, the Merger or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Subsidiary, or any of their Affiliates or Representatives with respect to (a) any or all financial estimates, budgets, projections, forecasts, business plans, cost-related plans and other prospect information or forward-looking statements relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Section 5.1 and the accompanying Company Disclosure Letter, written information presented to Parent, Merger Subsidiary or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or the Transactions.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the Transactions. Parent has made available to the Company copies of the organizational documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger and the Transactions. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, and to consummate the Merger and the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) compliance with, and filings under, the HSR Act, (B) compliance with, and filings under, the Exchange Act, the Securities Act or foreign or state securities or “blue sky” Laws, (C) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the Merger and the Transactions, (D) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware, (E) compliance with, and filings under, any applicable requirements of the Federal Communications Laws, (F) compliance with, and filings under, any applicable requirements of U.S. domestic state public utility commissions and similar U.S. domestic state authorities, (G) compliance with, and filings under, any applicable U.S. domestic state statutes or local franchise ordinances and agreements and (H) the filing of a joint voluntary notice with CFIUS in accordance with the requirements of Section 271, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the Transactions.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the Transactions will not, constitute or result in a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery and performance of this Agreement by

Parent and Merger Sub do not, and the consummation of the Merger and the Transactions will not, constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws to which Parent or any of its Subsidiaries is subject.

(iii) To Parent’s knowledge as of the date of this Agreement, there are no facts or circumstances that could reasonably be expected to result in the condition set forth in Section 7.1(d) failing to be satisfied on a timely basis, after compliance by Parent with Section 6.4.

(d) Litigation.

(i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the Merger or any of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the Transactions.

(ii) The term “knowledge” when used in this Agreement with respect to Parent shall mean the actual knowledge of the executive officers listed in Schedule 5.2(d)(ii) of the Parent Disclosure Letter, and the knowledge of any such Person obtained or that would have been obtained from a reasonable inquiry of such Person’s direct reports.

(e) Financing.

(i) Parent has delivered to the Company (i) a true, complete and correct copy of an executed definitive debt commitment letter (the “Debt Commitment Letter”) and (ii) a true, complete and correct copy of an executed definitive equity commitment letter (the “Equity Commitment Letter”) (the Debt Commitment Letter, the Equity Commitment Letter, in each case until replaced by definitive agreements, as contemplated by Section 6.11, and any agreements relating to the alternative financing, along with any related documents, entered into in accordance with the terms of this Agreement, together the “Financing Agreements”) with the financial institutions named therein (the “Financing Sources”). As of the date of this Agreement, pursuant to the Debt Commitment Letter, the Financing Sources have committed to provide the debt financing described in the Debt Commitment Letter and related documents (the “Debt Financing”) and the equity commitment (the “Equity Commitment”) described in the Equity Commitment Letter and related documents (the “Equity Financing” and together with the Debt Financing, the “Financing”) in connection with the Merger and the Transactions. The Financing Agreements have not been amended, modified or supplemented prior to the date of this Agreement, and, as of the date of this Agreement, no such amendment, modification or supplement is contemplated by Parent or, to the knowledge of Parent, any other party thereto. As of the date of this Agreement, the respective commitments contained in the Debt Commitment Letter and the Equity Commitment Letter have not been withdrawn or rescinded in any respect.

(ii) Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and other customary threshold amounts redacted; provided that Parent represents and warrants that the redacted provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the availability of the Financing or any reduction in the amount of the Financing) and engagement letters and syndication letters with respect to the Financing and customary agency fee letters with respect to the Debt Financing and any interest rate, currency or other cost caps relating to the Financing, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or consummation of the Financing.

(iii) Parent has paid all commitment and underwriting fees or other fees that are due and payable in connection with the Financing Agreements, and the Financing Agreements are (or will be when executed) in full force and effect and are (or will be when executed) the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be and to the extent applicable, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, in each case subject to the Bankruptcy and Equity Exception.

(iv) There are no conditions precedent or other contingencies related to the obligations of the Financing Sources, Parent and Merger Sub under the Financing Agreements, other than as expressly set forth in the Financing Agreements delivered by Parent to the Company on or prior to the date hereof and, in the case of Parent and Merger Sub, other than as expressly set forth in this Agreement. Other than disclosure requirements under applicable Law, there are no restrictions under applicable Law on Parent’s ability to issue and consummate the Equity Financing contemplated by the Equity Commitment Letter, except that Parent may not issue its ordinary share A securities for less than the €0.01 par value of such shares and except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Equity Financing and otherwise comply with their respective obligations under this Agreement.

(v) As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Agreements. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Agreements will not be satisfied.

(vi) The aggregate proceeds of the Financing, together with cash or cash equivalents held by Parent, as of the Effective Time, will be sufficient to enable Parent to pay all amounts required to be paid by Parent or Merger Sub in cash in connection with the Merger and the Transactions, including, without duplication, in respect of the aggregate Per Share Merger Consideration pursuant to Section 4.1 of this Agreement, the Company Equity Awards and the Company Cash Performance Awards pursuant to Section 4.3 of this Agreement, repayment of any outstanding indebtedness required to be repaid in order to consummate the Merger and the Transaction and any fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Transactions, including any hedging costs of Parent, Merger Sub or their Affiliates.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent as of the date hereof and as of the Effective Time Parent will own at least a majority of Merger Sub’s issued and outstanding capital stock.1 Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the Transactions.

(g) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL. Neither Parent, Merger Sub nor any of their respective Affiliates “owns” any shares of capital stock of the Company, as such quoted term is defined in Section 203 of the DGCL or beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is the record holder of, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company, except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Merger Sub.

(h) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, budgets, projections, forecasts, business plans, cost-related plans and other prospect information or forward-looking statements regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, budgets, projections, forecasts, business plans, cost-related plans and other prospect information or forward-looking statements, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, budgets, projections, forecasts, business plans, cost-related plans and other prospect information or forward-looking statements so furnished to them, and that neither Parent, Merger Sub nor any of their respective Affiliates will have any claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

(i) Brokers and Finders. Except for J.P. Morgan Limited, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the Merger and the Transactions.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, except (A) as required by applicable Laws, (B) as otherwise required by this Agreement, or by the terms of any Contract, (C) as set forth in Section 6.1(a) of the Company Disclosure Letter or (D) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), it and its Subsidiaries shall use their respective reasonable best efforts to conduct the business of it and its Subsidiaries in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain all of their Licenses and relations with subscribers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (1) as required by applicable Laws, (2) as otherwise expressly required by this Agreement or by the terms of any Contract, (3) as set forth in Section 6.1(a) of the Company Disclosure Letter, (4) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (5) for intercompany transactions between or among the Company and any of its Subsidiaries in the ordinary course of business, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing instruments (whether by merger, consolidation or otherwise);

(ii) acquire assets (excluding pursuant to capital expenditures) from any other Person (x) with respect to fiscal year 2015, in excess of any remaining amounts budgeted in the Company Board approved budget for fiscal year 2015; (y) with respect to fiscal year 2016, in excess of the aggregate purchase price of assets (excluding pursuant to capital expenditures and excluding the acquisition of product lines, businesses or interests therein) acquired during fiscal year 2015; or (z) that constitute a product line, business or any interest therein;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary or the issuance of Shares in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(iv) create or incur any Lien (other than in connection with capital leases entered into in the ordinary course of business) material to the Company or any of its Subsidiaries not incurred in the ordinary course of business on any assets of the Company or any of its Subsidiaries having a value in excess of $10 million in the aggregate;

(v) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $10 million in the aggregate;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the withholding of Shares to satisfy withholding Tax obligations and net share settlements to cover the exercise price of stock options in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans as in effect on the date of this Agreement);

(viii) incur or assume any indebtedness for borrowed money or guarantee, indemnify, endorse or otherwise as an accommodation become responsible for any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(ix) incur any capital expenditures, except (x) to the extent reasonably necessary to avoid a material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or information technology systems, or any other similar cause not reasonably within the control of the Company or its Subsidiaries or (y) in any six month period, commencing October 1, 2015, the Company may make aggregate Qualifying Capital Expenditures (as defined in Schedule 6.1(a)(ix)) up to the Capex Cap (as defined in Schedule 6.1(a)(ix) of the Company Disclosure Letter) applicable to such six month period;

(x) enter into any Contract that would have been a Material Contract (substituting $10 million for any dollar thresholds set forth in the definition of “Material Contracts”) had it been entered into prior to the date this Agreement or amend or modify, or elect to terminate, in any material respect adversely to the Company or any of its Subsidiaries, any such Material Contract, other than extensions of such Material Contracts in effect on the day of this Agreement for a period of up to one (1) year on terms and conditions at least as favorable to the Company and its Subsidiaries, in the aggregate, as the existing terms and conditions;

(xi) commence, settle, compromise or discontinue any action, suit, claim, litigation, audit, investigation, arbitration, proceeding or other controversy, including any stockholder litigation or dispute against the Company or any of its officers or directors that relates to the Merger and the Transactions involving or against the Company or any of its Subsidiaries (“Merger Litigation”), other than (1) settlements that require payments by the Company or any of its Subsidiaries, net of insurance recoverables and any applicable reserves, not in excess of $10 million in the aggregate and (2) claims or litigation to the extent of the applicable reserves set forth in the Company Reports, that, in the case of each of clauses (i) and (ii), are not Merger Litigation;

(xii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except (A) for the sale, lease or license of the Company’s products, services or equipment to its customers in the ordinary course of business consistent with past practice, (B) sales of obsolete assets, (C) except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $10 million in the aggregate and (D) other than pursuant to Contracts in effect prior to the date of this Agreement;

(xiii) except as required pursuant to the terms of any Company Plan in effect as of the date hereof, or as otherwise required by applicable Laws, take any of the director, officer or employee or employee benefit and compensation related actions set forth on Schedule 6.1(a)(xiii)(A) through (D) of the Company Disclosure Letter;

(xiv) take any of the employee related actions set forth in Schedule 6.1(a)(xiv) of the Company Disclosure Letter;

(xv) change an annual accounting period or adopt or change any of its accounting methods, principles or practices, in each case, including for Tax purposes (including with respect to reserves), except as required by applicable Law or GAAP;

(xvi) terminate, cancel or amend any insurance policy maintained by it covering the Company or any of its Subsidiaries or their respective properties that is not replaced by a comparable or greater amount of insurance coverage, or fail to use commercially reasonable efforts to maintain in full force and effect any material insurance policy in a form and amount consistent with past practice; provided that the Company may agree to any increases or decreases in deductibles, policy amounts or coverage amounts in its reasonable discretion;

(xvii) enter into any new line of business that is unrelated to any line of business conducted by the Company or any of its Subsidiaries as of the date of this Agreement;

(xviii) amend or modify in any respect materially adverse to the Company, any material Franchise or any material License issued by any Governmental Entity and held by the Company or any of its Subsidiaries;

(xix) fail to maintain all material Franchises and all material Licenses held by the Company or any of its Subsidiaries in full force and effect, except for such failure as would not, and would not reasonably be expected to, materially and adversely impact the Company and its Subsidiaries, taken as a whole;

(xx) fail to make any required contributions to the federal Universal Service Fund or any state equivalent thereto (other than any contributions that are not yet due and payable or the validity or amount of which is being contested in good faith);

(xxi) make any payment that is a Restricted Payment (as defined in the Company’s indentures under which its existing indebtedness has been issued) under any existing indebtedness of the Company (but not a Restricted Payment by any Subsidiary of the Company to the Company or another Subsidiary of the Company that is not otherwise prohibited by the terms of such indebtedness); or

(xxii) enter into, amend or modify any Contract with any Affiliate of the Company that is not a Subsidiary of the Company, or any other Contract that would be a “Related Party Transaction” as defined under the Company’s Related Party Transaction Approval Policy, other than extensions of existing Contracts involving revenues or expenses in any fiscal year of less than $120,000 and only to the extent such Contract can be terminated at will without any cost or penalty at Closing; provided that Contracts for access to office space or other incidental matters need only be terminable at any time after thirty (30) days after the Closing.

(xxiii) make or change any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries; or

(xxiv) agree, authorize or commit to do any of the foregoing.

provided, however, that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses, and notwithstanding anything to the contrary in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to be a violation of applicable Laws.

(b) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent the consummation of the Merger.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that none of its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) shall, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal;

(iii) agree to, approve, endorse, recommend or consummate any Acquisition Proposal;

(iv) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with this Section 6.2(a) and any customary engagement, joint defense, clean team or similar agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”); or

(v) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal (provided that the Company and its Representatives may ascertain facts from the Person making such Acquisition Proposal about such Person and its Representatives for the purpose of the Company Board or any committee thereof informing itself about such Acquisition Proposal and the Person that made it).

(b) Notwithstanding anything in Section 6.2(a) to the contrary, prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.2 if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party in the aggregate than those contained in the Confidentiality Agreement (as defined in Section 6.5) (it being understood that such confidentiality agreement need not include a standstill or prohibit the making, or amendment, of an Acquisition Proposal) and promptly (and in any event within twenty-four hours) thereafter discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to such party; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(d), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board or any committee thereof determines in good faith after consultation with its outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Laws, (y) in each such case referred to in clause (A) or (B) above, the Company Board or any committee thereof has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below in Section 6.2(c)) or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the Company Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 25% or more of the total voting power or of any class of equity securities of the Company, or 25% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the Merger and the Transactions and excluding any transactions by or among existing affiliated stockholders of the Company executed pursuant to arrangements in effect as of the date of this Agreement or for trust and estate planning purposes).

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal that would result in any Person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board or any committee thereof has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement.

(d) No Change in Recommendation or Alternative Acquisition Agreement. The Company Board and each committee of the Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into an Alternative Acquisition Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.2(b), prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Company Board or any committee thereof may (x) withhold, withdraw, qualify or modify the Company Recommendation in connection with a Superior Proposal or may approve, recommend or otherwise declare advisable any Acquisition Proposal made after the date of this Agreement in compliance with this Section 6.2 that the Company Board or any committee thereof determines in good faith is a Superior Proposal (a “Change of Recommendation”) or (y) take action to terminate this Agreement pursuant to and in accordance with Section 8.3(a) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal made after the date of this Agreement in compliance with this Section 6.2, if in the case of clauses (x) and (y) the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations under applicable Laws, and, prior to making a Change of Recommendation in connection with a Superior Proposal or taking action to terminate this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company gives Parent written notice of its intent to take such action four (4) business days in advance of taking such action, such notice to comply in form, substance and delivery with the provisions of Section 6.2(f) and Section 9.6 of this Agreement. After giving such notice and prior to effecting such Change of Recommendation in connection with a

Superior Proposal or taking action to terminate this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the Company Board not to effect a Change of Recommendation in connection with a Superior Proposal or take action to terminate this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal. At the end of such four (4) business day period, the Company may effect a Change of Recommendation in connection with a Superior Proposal or take action to terminate this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if the Company Board, after taking into account any changes to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, has determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal even if the changes offered by Parent in writing were to be given effect. Any material modification to the terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal for the purposes of Section 6.2(c) and Section 6.2(f), except that the advance written notice obligation set forth in this Section 6.2(c) shall be reduced to three (3) business days.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under applicable Laws with regard to an Acquisition Proposal; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any Shares in connection with any tender or exchange offer for the Shares of the Company (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects a Change of Recommendation consistent with and subject to its obligations set forth in Section 6.2(d); provided, further, however that if any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) does not reaffirm the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4(d).

(f) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly after announcement of this Agreement inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company also agrees that it will promptly after announcement of this Agreement request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an existing Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(g) Notice. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material financial terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and material financial terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3. Requisite Stockholder Approval. In accordance with applicable Laws, including Section 228, Section 251(c) and Section 262 of the DGCL, and the Company’s certificate of incorporation and bylaws, immediately following the execution of this Agreement, the Company shall seek and shall use its reasonable best efforts to obtain as promptly or practicable, and in any event, within the twelve (12) hours following the execution and delivery of this Agreement by the parties hereto (the “Stockholder Consent Delivery Period”), a written consent in the form attached to this Agreement as Exhibit B from stockholders of the Company holding a number of Class B Shares sufficient to satisfy the Requisite Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL (such written consent, as duly executed and delivered by such holders, the “Stockholder Written Consent”) for the purposes of adopting this Agreement and approving the Merger and acknowledging that the adoption and approvals are irrevocable and result in the waiver of any right of such stockholders to demand appraisal in connection with the Merger pursuant to Section 262 of the DGCL. As promptly as practicable and, in any event, prior to the expiration of the Stockholder Consent Delivery Period, if the Stockholder Written Consent is duly executed and delivered to the Company, the Company shall deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission), certified as correct and complete by an executive officer of the Company.

6.4. Filings; Other Actions; Notification.

(a) Information Statement; Proxy Statement; Special Meeting. As soon as reasonably practicable after the Requisite Stockholder Approval is obtained by the due execution and delivery of the Stockholder Written Consent, the Company shall prepare and file, with the assistance and approval of Parent (not to be unreasonably withheld, delayed or conditioned), with the SEC the Information Statement in preliminary form. The Information Statement shall contain the notices of action by written consent required by Section 228(e) of the DGCL and of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. In the event that the Stockholder Written Consent is not obtained and Parent has not terminated this Agreement pursuant to Section 8.4(a), then as soon as reasonably practicable following the expiration of the Stockholder Consent Delivery Period, the Company shall, with the assistance and approval of Parent (not to be unreasonably withheld, delayed or conditioned), prepare and file with the SEC the Proxy Statement and shall take, in accordance with applicable Laws and its certificate of incorporation and bylaws, all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”) and shall use its reasonable best efforts to obtain the Requisite Stockholder Approval. The Company agrees, as to itself and its respective Subsidiaries, that the Information Statement or the Proxy Statement, if applicable, will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company and Parent each agree, as to itself and its respective Subsidiaries, that none of the information supplied by or on behalf of it or any of its Subsidiaries for inclusion or incorporation by reference in the Information Statement or the Proxy Statement, if applicable, will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Information Statement or the Proxy Statement, if applicable, and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Information Statement or the Proxy Statement, if applicable. The Company and Parent shall each use its respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Information Statement or the Proxy Statement, if applicable, by the SEC. The Company shall cause the definitive Information Statement or the Proxy Statement, if applicable, to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Information Statement or the Proxy Statement, if applicable.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all notices, reports and other filings and to obtain as promptly as practicable and maintain all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the Transactions. Nothing in this Agreement, including this Section 6.4, shall require or be construed to require the Company or its Subsidiaries to proffer to, or agree to, incur any liabilities, costs, fees or expenses or any sale, divestiture, license, disposition or holding separate of, or any termination, prohibition, limitation, restriction or other action with respect to existing relationships, contracts, assets, product lines or businesses or interests therein of the Company or any of its Subsidiaries unless the effectiveness of such action is conditioned upon the Closing.

(c) Information; Meetings. Subject to applicable Laws and the provisions of Section 6.5, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or the Proxy Statement, as the case may be, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the Transactions. Subject to applicable Laws and Section 6.5, Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity (including the Information Statement and the Proxy Statement, as the case may be) in connection with the Merger and the Transactions. Neither the Company nor Parent shall permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Status. Subject to applicable Laws and as permitted by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger and the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the Transactions.

(e) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.4, each of the Company (in the case of clauses (i) and (ii) of this Section 6.4(e) below) and Parent (in all cases in this Section 6.4(e) below) agree to take or cause to be taken the following actions:

(i) the filing, as promptly as practicable and (A) in any event within fifteen (15) business days of the date of this Agreement, of a Notification and Report Form pursuant to the HSR Act in connection with the Merger, (B) in any event within twenty (20) business days of the date of this Agreement, all necessary filings to obtain consents from the FCC that are required in connection with the Merger, (C) in any event within forty-five (45) business days of the date of this Agreement, all necessary filings (including FCC Forms 394 or other appropriate forms) to obtain consents from or provide notifications to state regulators and state or local Franchise authorities that are required to consummate the Merger, (D) the filing, as promptly as practicable, of a joint voluntary notice of the Merger to CFIUS, (E) the filing as promptly as practicable of all materials as requested by the U.S. government agencies participating in any national security review of an FCC notified transaction involving potential foreign ownership of U.S. telecommunications assets, including the Department of Justice Federal Bureau of Investigation, Department of Homeland Security, and Department of Defense (“Team Telecom”) in connection with its review of the transactions contemplated hereby and with a view to obtaining the consent of the Team Telecom agencies necessary for the FCC Approval and as reflected in the FCC Approval (the “Team Telecom Consent”) and (F) in any event within sixty (60) business days of the date of this Agreement, all other registrations, declarations, notices and filings with any Governmental Entity that are required to consummate the Merger;

(ii) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any consent registration, approval, permit or authorization necessary or advisable to be obtained in order to consummate the Merger or any of the Transactions of non-privileged information and documents requested by such Governmental Entity or that are necessary, proper or advisable to permit consummation of the Merger and the Transactions;

(iii) the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the Transactions, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent or any of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto) if such action would be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any proceeding in any forum or (B) issuance of any order, decree, decision, determination, judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the Transactions by any Governmental Entity; and

(iv) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger or the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the Transactions, any and all steps (including, the appeal thereof, the posting of a bond or the taking of the steps contemplated by the foregoing Section 6.4(e)(iii) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

Each of Parent and the Company further agrees that it shall not, and shall cause their respective Subsidiaries not to, take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated hereby or the Closing.

Parent and its Affiliates shall take, or cause to be taken, all actions that are customarily undertaken to obtain CFIUS Approval and Team Telecom Consent so as to enable the Closing to occur, including providing all such assurances as may be customarily necessary to address national security (including entering into a mitigation agreement, letter of assurance, national security agreement, or other similar arrangement or agreement), law enforcement, and public safety interests in relation to any services offered by the Company or facilities owned by the Company, provided however, notwithstanding anything in this Agreement to the contrary, none of Parent, the Company nor their Affiliates shall be required as a condition to obtaining CFIUS Approval to agree to terms and conditions that prevent Parent from exercising effective management and control over any material portion of the businesses of the Company and its Subsidiaries.

(f) News12. The parties agree as follows:

(i) Parent will operate News12 Networks LLC (“News12”) from and after the Closing substantially in accordance with the existing News12 business plan (the “News12 Business Plan”), a true and complete copy of which is included in Schedule 6.4(f) of the Company Disclosure Letter, as the same may be adjusted as provided in Schedule 6.4(f), through at least the end of plan year 2020 within the current News12 footprint as of the date of this Agreement.

(ii) The Company will operate News12 in accordance with the existing News12 Business Plan through the Closing.

(iii) Either party may make reference to Section 6.4(f) and to Schedule 6.4(f) of the Company Disclosure Letter in connection with securing franchise and other regulatory approvals.

6.5. Access and Reports. From the date of this Agreement until the earlier of termination of this Agreement pursuant to Article VIII and the Effective Time, upon reasonable prior notice and subject to applicable Laws, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, properties, employees, books and records of the Company and its Subsidiaries and (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as Parent may reasonably request, provided that the Company shall not be required to permit any inspection, or disclose any document or information, that would, in the reasonable judgment of the Company, (A) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if the Company shall have used reasonable best efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure (or entered into after the date of this Agreement in compliance with Section 6.1),

(B) result in a violation of applicable Laws, including any fiduciary duty, (C) waive the protection of any attorney-client privilege or (D) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of liability. If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld and the Company and Parent shall cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of redaction, clean team arrangements or other appropriate solutions. Notwithstanding anything to the contrary in this Section 6.5 or elsewhere in this Agreement, neither Parent nor any of its representatives will be permitted to collect or analyze any environmental samples or perform any invasive environmental procedure with respect to any property of the Company or any of its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. All information made available or disclosed pursuant to this Section 6.5 shall be subject to the terms of the Confidentiality Agreement, dated July 27, 2015, between Parent and the Company (the “Confidentiality Agreement”).

6.6. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by Parent and the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.7. Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective controlled Affiliates or members of their respective boards of directors) shall issue any other press release or make any other public announcement with respect to this Agreement or the Merger or the Transactions without prior consultation with the other parties, except as may be required by applicable Laws or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcements to the extent reasonably practicable; provided that the Company will not consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation (including in connection with any press release or public announcement relating to such Change of Recommendation).

6.8. Employee Benefits.

(a) Parent agrees that each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company or its Subsidiaries (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (or such shorter period of employment as the case may be) shall be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the

Effective Time, (2) target annual cash and long-term incentive compensation opportunities that are no less favorable than the target annual cash and long-term incentive compensation opportunities provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (3) perquisites and retirement and welfare benefits that are no less favorable in the aggregate to those provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, excluding any defined benefit pension benefits, and (4) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee as of the date hereof. The requirements of this Section 6.8(a) shall not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) Parent shall, or shall cause the Surviving Corporation to use reasonable best efforts to: (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (2) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (3) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits or the funding thereof.

(c) The Company shall be permitted to pay 2015 annual bonuses and the Company Cash Performance Awards whose performance period ends in 2015, in each case based on actual performance as determined by the Compensation Committee in accordance with past practice.

(d) Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Company Plans set forth on Section 6.8(d) of the Company Disclosure Letter.

(e) Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Company Plan, (2) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance their terms, (3) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (4) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof.

6.9. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the Transactions shall be paid by the party incurring such expense.

6.10. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation, and each of Parent and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Altice US Holding I S.a.r.l and the Surviving Corporation shall indemnify and hold harmless (including by advancement of expenses as incurred) the present and former officers and directors of the Company (each, an “Indemnified Person”), in each case, to the fullest extent permitted by applicable Laws, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s services as a director or officer of the Company or its Subsidiaries or services performed by such Indemnified Person at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with the Merger and the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person. In the event the Surviving Corporation is unable to or does not in a timely manner satisfy its obligations under the Section this 6.10(a), Altice US Holding I S.a.r.l shall satisfy such obligations, and only such obligations. Parent shall not have any liability under this Section 6.10(a) for any matter or amount for which the Surviving Corporation would be prohibited under Delaware Law from indemnifying any Indemnified Person.

(b) After the Effective Time, Parent shall cause to be maintained in effect provisions in the Company’s certificate of incorporation and bylaws that are in effect as of the date of this Agreement (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) For not less than six (6) years from and after the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount (the maximum amount of the aggregate annual premium over such six (6) year term, the “Maximum Premium”). In lieu of the foregoing, at or prior to the Effective Time, the Company may obtain, at its election, prepaid policies, which policies provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement, the Merger and the Transactions; provided, that the Company shall not spend in excess of the Maximum Premium payable hereunder to obtain all such prepaid policies. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder subject to the Maximum Premium.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(e) The rights of each Indemnified Person under this Section 6.10 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Laws or any other applicable Laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries identified in Section 6.10(e) of the Company Disclosure Letter. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

6.11. Financing.

(a) From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and their respective officers, employees and advisors to use their reasonable best efforts, to provide such reasonable and customary cooperation and information as may be reasonably requested by Parent in connection with satisfying the conditions to, and complying with any obligations of Parent in connection with the preparation and completion of the Financing to the extent such conditions and obligations are consistent with the terms and conditions of this Agreement, including Section 6.11(b) through Section 6.11(d) below.

(b) Without limiting the generality of the foregoing provisions of this Section 6.11, such assistance shall include, to the extent reasonably requested by Parent, using reasonable efforts to take the following actions:

(i) furnishing due diligence materials, financial and other pertinent information relating to the Company and its Subsidiaries and its and their businesses (including information to be used in the preparation of rating agency presentations and an information package, prospectus or offering memorandum regarding the business, operations, financial projections and prospects of Parent and the Company and its Subsidiaries customary for the Financing) to Parent, Merger Sub and the Financing Sources to the extent reasonably requested by Parent to assist in the preparation of customary prospectus, offering or information documents to be used in connection with the Financing (including in connection with the syndication of a credit facility and/or an offering of securities in a registered offering under the Securities Act or in reliance on Rule 144A of the Securities Act or a private placement);

(ii) providing to Parent (A)(x) unaudited consolidated quarterly financial statements of the Company and its Subsidiaries within 45 days after the end of each fiscal quarter of the Company, and (y) audited annual financial statements of the Company and its Subsidiaries within 75 days after the end of each fiscal year of the Company provided that filings made with the SEC shall be deemed to satisfy the provisions of this Section 6.11(b)(ii), in each case necessary to receive from the Company’s independent auditors customary “comfort” (including “negative assurance comfort”) with respect to the financial information to be included an offering memorandum of the type customarily provided in offerings of debt securities in the context of acquisition financings under Rule 144A of the Securities Act, and (B) for each of the periods set forth in Section 6.11(b)(ii)(A) a reasonably detailed presentation of the financial condition and results of operations of Newsday Holdings LLC and News12 Networks LLC separate from the financial condition and results of operations of the Company and its Subsidiaries, provided that this shall include at a minimum the total assets, total liabilities, indebtedness, operating income and “AOCF” of Newsday Holdings LLC and News12 Networks LLC on a standalone basis;

(iii) assisting in obtaining customary accountants’ comfort letters and accountants’ consents with respect to the consolidated financial statements of the Company and its Subsidiaries from the auditors of the Company, as applicable, in form and substance reasonably satisfactory to the Financing Sources for use in connection with any Financing;

(iv) participating (including by way of causing management to participate) in a reasonable number of diligence sessions, road shows, drafting sessions, conference calls and meetings with the Financing Sources, rating agencies and prospective lenders/investors/equity co-investors reasonably necessary for any Financing;

(v) facilitating the execution and delivery at the Closing of definitive and ancillary documents required in connection with or reasonably related to the Financing;

(vi) obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of any debt of the Company or its Subsidiaries that Parent desires to payoff, discharge and terminate at Closing or that is otherwise subject to mandatory prepayment (howsoever described) as a result of the consummation of the Merger;

(vii) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders, containing a customary representation that any public-side version of such information does not include material non-public information, solely to the extent such information is provided by the Company or its Subsidiaries;

(viii) providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent prior to the Closing Date which is in connection with the Financing and relates to, and is reasonably required by, applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act;

(ix) executing and delivering any pledge and security documents, currency or interest rate hedging agreements and other financing documents on behalf of the Company and its Subsidiaries, in each case as may be reasonably requested by the Parent, providing reasonable assistance to Parent for the delivery of any solvency certificates by borrowers under the Financing, facilitating the granting and perfection of security interests in collateral (including releasing any liens on property or assets securing existing debt, conditional on the Closing) and taking such corporate actions as may be reasonably requested by the Parent to permit the consummation of the Financing as promptly as practicable; and

(x) complying with relevant publicity guidelines with respect to the Financing, including refraining from public comment regarding any such Financing without the prior written consent of the Parent, except as may be required by applicable Law.

(c) Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to (i) take any action that would subject it to actual or potential liability or conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents (to the extent such conflict or violation cannot be resolved by such entity using its reasonable best efforts to do so) or any applicable U.S. or foreign Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any material Contract existing on the date of this Agreement to which the Company or any of its Subsidiaries is a party, (ii) bear any cost, fee or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time or (iii) undertake any action that would unreasonably and materially interfere with the business or operations of the Company and its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.11.

(d) None of the Company or its Subsidiaries or their respective Representatives shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to execute or enter into or perform any agreement with respect to the Financing.

(e) Each of Parent and Merger Sub agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, take any action with respect to the Financing that would, or would reasonably be expected to, individually or in the aggregate, cause Parent to fail to have funds at Closing sufficient to enable Parent to pay all amounts required to be paid by Parent or Merger Sub in cash in connection with the Merger and the Transactions, including, without duplication, in respect of the aggregate Per Share Merger Consideration pursuant to Section 4.1 of this Agreement, the Company Equity Awards and the Company Cash Performance Awards pursuant to Section 4.3 of this Agreement, repayment of any outstanding indebtedness required to be repaid in order to consummate the Merger and the Transaction and any fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Transactions.

(f) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, maintain the effectiveness of and consummate the Financing on the terms and conditions described in or contemplated by the Financing Agreements (including complying with any request to exercise so-called “flex” provisions and using reasonable best efforts to satisfy on a timely basis all conditions to funding in the Financing Agreements) in such amount which, when taken together with Parent’s and Merger Sub’s cash on hand, would be no less than the amount that would be required to be paid by Parent or Merger Sub in cash in connection with the Merger and the Transactions, including, without duplication, in respect of the aggregate Per Share Merger Consideration pursuant to Section 4.1 of this Agreement, the Company Equity Awards and the Company Cash Performance Awards pursuant to Section 4.3 of this Agreement, repayment of any outstanding indebtedness required to be repaid in order to consummate the Merger and the Transaction and any fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Transactions. Parent and Merger Sub agree that any definitive underwriting agreement or other agreement executed in connection with the Equity Financing shall require Parent to issue and sell equity at any price above the par value of Parent’s common shares, and Parent and Merger Sub shall not amend, modify or in any way diminish such obligation, whether by amendment, additional agreement or otherwise, until such time as Parent has completed the Equity Financing. In the event that Parent is unable to complete the Debt Financing or the Equity Financing in accordance with this Section 6.11, Parent shall use reasonable best efforts to obtain and consummate alternative financing in an amount that is sufficient to enable Parent to consummate the Merger as promptly as reasonably practicable and, in any event, no later than the Termination Date (and, failing to do so, the Company may forthwith terminate this Agreement to the extent provided in Article VIII).

(g) To the extent reasonably requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange and consummate the Financing. Parent and Merger Sub shall not (without the prior written consent of the Company) consent or agree to any amendment, supplement, modification or replacement of the Financing Agreements (including cancellation of commitments thereunder except as contemplated in any Financing Agreement upon a funding into escrow) if such amendment, supplement, modification or replacement could reasonably be expected to prevent or materially delay the consummation of the Merger and the Transactions; provided that, it is understood and agreed that Parent may amend the Financing Agreements to add lenders, arrangers, bookrunners, agents, managers or other Financing Sources that have not executed the Financing Agreements and amend titles, allocations and the fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or Financing Sources if any such amendment could not reasonably be expected to prevent or materially delay the consummation of the Merger and the Transactions.

(h) Promptly following any amendment, supplement or modification of any Financing Agreement made in compliance with the provisions of this Agreement or the entry to any Contract or other documentation evidencing the financing contemplated by any Financing Agreement, Parent shall provide a copy thereof (redacted if necessary where appropriate and customary) to the Company and the term “Financing Agreements” shall mean the Financing Agreements as so amended, supplemented or modified, and any Contract or other documentation evidencing the financing contemplated by any Financing Agreement, and Parent’s obligations under this Section 6.11 shall apply with respect thereto.

(i) Notwithstanding anything contained in this Section 6.11 (but subject to the Company complying in all material respects with its obligations under this Section 6.11), in no event shall Parent or Merger Sub be required (1) to amend or waive any of the terms or conditions of the Financing Agreements or pay any fees in excess of or not contemplated thereunder or (2) to consummate the Closing any earlier than the time set forth in Section 1.2. Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing (or any other financing) is not a condition to Closing.

(j) Without limiting the foregoing provisions of this Section 6.11, Parent shall take or cause to be taken the following actions in a timely manner:

(i) obtain all shareholder and other corporate or regulatory (including applicable stock exchange) approvals necessary for the full Equity Commitment to be funded;

(ii) execute and deliver all agreements and other documents necessary for the full Equity Commitment to be funded in accordance with the terms of the Equity Commitment Letter (“Equity Commitment Documentation”), including one or more underwriting, purchase or placement agreements and all agreements or other documents called for by such underwriting, purchase or placement agreements, including any lock-up agreements, certificates and opinions, and comply with all covenants, agreements and undertakings set forth in such Equity Commitment Documentation;

(iii) to cause all relevant directors and officers, and use its reasonable best efforts to cause all relevant accountants and attorneys, to deliver the letters, opinions, agreements and other documentation provided for in the Equity Commitment Letter and any Equity Commitment Documentation, including any lock-up agreements from directors and officers;

(iv) prepare, file and deliver all offering documentation called for by the Equity Commitment Letter, including each of the offering documents set forth in the Equity Commitment Letter and in any Equity Commitment Documentation;

(v) file all applications and other documentation to list any securities offered in a Securities Offering (as defined in the Equity Commitment Letter) as required by any Equity Commitment Documentation take all steps necessary to prevent the withdrawal of any admission to listing or the suspension of trading of Parent’s common shares A on Euronext Amsterdam and any other securities issued in a securities offering on any applicable securities exchange;

(vi) pay all fees required to be paid under the Equity Commitment Letter and any Equity Commitment Documentation;

(vii) use its reasonable best efforts to keep the Debt Commitment Letter in place and to enter into and keep in place the all documentation contemplated by the Debt Commitment Letter, including any Financing Agreements;

(viii) facilitate the completion of any required due diligence by the Financing Sources in connection with each Securities Offering;

(ix) not provide notice of or cause to occur, any termination of the Equity Commitment Letter or release of the Equity Commitments under the Equity Commitment Letter without the prior written consent of the Company, other than a termination or release incident to completion of the financings generating proceeds equal to the full Equity Commitment as contemplated therein; and

(x) comply with all terms of the Equity Commitment Letter and any Equity Commitment Documentation.

(k) At any time that Parent or any of its Subsidiaries have obtained any of the Financing, Parent shall not comingle such funds with any other assets of Parent or its Subsidiaries and shall deposit, or cause to be deposited, such funds in a segregated account to be drawn only to pay all amounts required to be paid by Parent or Merger Sub in cash in connection with the Merger and the Transactions, including, without duplication, in respect of the aggregate Per Share Merger Consideration pursuant to Section 4.1 of this Agreement, the Company Equity Awards and the Company Cash Performance Awards pursuant to Section 4.3 of this Agreement, repayment of any outstanding indebtedness required to be repaid in order to consummate the Merger and the Transaction and any fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Transactions.

6.12. Indemnification Related to Financing. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under Section 6.11 (including any action taken in accordance with Section 6.11) and any information utilized in connection therewith (other than to the extent arising from the willful misconduct, gross negligence, fraud or bad faith of such indemnified Person). If this Agreement is terminated or the Closing does not occur, other than as a result of a breach by Company of its covenants and agreements in Section 6.11, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses incurred by the Company or its Subsidiaries in connection with Section 6.11 (including those of its accountants, consultants, legal counsel, agents, investment bankers and other Representatives).

6.13. Approval of Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with Section 251 of the DGCL an in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

6.14. Section 16 Matters. Prior to the Effective Time, the Company shall, subject to applicable Laws, take all such steps as may be reasonably necessary or advisable hereto to cause any direct or indirect dispositions of Company equity securities (including derivative securities) pursuant to the Merger and the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Stockholder Approval and shall have been duly approved by the sole stockholder of Merger Sub in accordance with applicable Laws and the certificate of incorporation and bylaws of each such corporation.

(b) HSR Act. Any applicable waiting period (or extensions thereof) under the HSR Act relating to the Merger shall have expired or been terminated.

(c) FCC Approval. The FCC shall have adopted and released an order granting any required consent to the transfer of control of any licenses held by the Company or its Subsidiaries to Parent (“FCC Approval”).

(d) CFIUS Approval. CFIUS shall have provided a written notice that it has determined that it has concluded action and there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, or if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement, then (x) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President shall not have taken any action after fifteen (15) days from the date the President received such report from CFIUS (“CFIUS Approval”).

(e) Additional Approvals. The filings, consents, registrations and approvals set forth on Section 7.1(e) of the Company Disclosure Letter shall have been obtained or made and any applicable waiting periods in respect thereof shall have expired or been terminated.

(f) No Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that prohibits consummation of the Merger (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect (other than Section 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority; Approval and Fairness), the first sentence of 5.1(d)(ii) (Governmental Filings; No Violations; Certain Contracts), 5.1(l) (Takeover

Statutes) and 5.1(r) (Brokers and Finders)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), other than failures to be so true and correct that have not had, and are not reasonably expected to, have, individually or in the aggregate, a Material Adverse Effect; and (iii) the representations and warranties of the Company set forth in Section 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority; Approval and Fairness) the first sentence of 5.1(d)(ii) (Governmental Filings; No Violations; Certain Contracts), 5.1(l) (Takeover Statutes) and 5.1(r) (Brokers and Finders) of this Agreement shall be true and correct in all material respects, and the representation and warranty of the Company set forth in Section 5.1(b) (Capital Structure) shall be true and correct, except for de minimis errors, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read Section 7.2(a), Section 7.2(b) and Section 7.1(c) and the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.1(c) have been satisfied.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

(c) Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read Section 7.3(a) and Section 7.3(b) and the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of the Company Board and the board of directors of Parent.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company or Parent if:

(a) the Merger shall not have been consummated by September 16, 2016, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided, however, that if the Company or Parent determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Governmental Entity, upon written notice thereof to the other parties, the Termination Date will be extended without any additional action by the parties to a date not beyond December 16, 2016 (as it may be extended, the “Termination Date”); or

(b) the due adoption of this Agreement by the stockholders of the Company constituting the Requisite Stockholder Approval shall not have been obtained by the Termination Date; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company constituting the Requisite Stockholder Approval);

provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) at any time prior to the adoption of this Agreement by the stockholders of the Company constituting the Requisite Stockholder Approval, if the Company Board or any committee thereof authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company pays to Parent in immediately available funds any fees required to be paid pursuant to and in accordance with Section 8.5; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date; or

(c) at any time prior to the Effective Time, in the event that:

(i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied by the date by which the Closing should occur);

(ii) (x) the full proceeds to be provided to Parent by the Debt Financing or any alternative financing provided for pursuant to Section 6.11(f), are not available to Parent on the terms thereof to consummate the Closing (this clause (ii) with clause (i) above, together, a “Debt Financing Failure”) or (y) there shall be an Equity Financing Failure;

(iii) An “Equity Financing Failure” means the failure of the full proceeds of the Equity Financing, or any alternative financing provided for pursuant to Section 6.11(f), to be available to Parent to consummate the Closing at any time when all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied by the date by which the Closing should occur).

(iv) the Company has delivered to Parent an irrevocable written notice that (x) all conditions set forth in Sections 7.1 and 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied by the date by which the Closing should occur, or any unsatisfied conditions in Section 7.3 that the Company is willing to waive), and (y) it stands ready, willing and able to consummate the Closing; and

(v) the Closing shall not have been consummated by Parent and Merger Sub within three (3) business days after the date the notice referenced in clause (iv) immediately above is delivered to Parent and the Company stood ready, willing and able to consummate the Closing throughout such period.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) a copy of the Stockholder Written Consent evidencing that the Requisite Stockholder Approval has been obtained has not been delivered to Parent at the expiration of the Stockholder Consent Delivery Period; provided that Parent’s option to terminate this Agreement pursuant to this Section 8.4(a) shall expire upon the earliest to occur of (i) at 5:00 p.m. Eastern Time on the fifth (5th) business day following the expiration of the Stockholder Consent Delivery Period and (ii) delivery by the Company of a copy of the Stockholder Written Consent evidencing that the Requisite Stockholder Approval has been obtained;

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement such that Section 7.2(a) or (b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date; or

(c) prior to the Requisite Stockholder Approval, if the Company Board shall have effected a Change of Recommendation, or shall have approved, endorsed or recommended to the Company’s stockholders an Acquisition Proposal other than the Merger, or shall have publicly proposed to effect any of the foregoing.

(d) prior to the Requisite Stockholder Approval, if at any time following receipt of an Acquisition Proposal the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger within three (3) business days after receipt of any written request to do so from Parent (for the avoidance of doubt, Parent shall only be entitled to make one such request with respect to any Acquisition Proposal and one request with respect to each amendment, modification or change thereto);

(e) prior to the Requisite Stockholder Approval, if a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (x) the date prior to the date of the Company Stockholders Meeting (in the event that the Stockholder Written Consent representing the Requisite Stockholder Approval has not been executed and delivered to Parent and the Company) and (y) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to recommend against acceptance of such offer;

8.5. Effect of Termination and Abandonment.

(a) Except as provided in Section 8.5(b) or (c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary (other than as provided in Section 8.5(b) and (c) below), that (i) no such termination shall relieve any party to this Agreement of any liability or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement. As used in this Agreement, the phrase “knowing and intentional” means, with respect to any act or omission, the taking of a deliberate act, or omission, which act constitutes in and of itself a breach, even if breaching was not the conscious object of the act or omission.

(b) In the event that this Agreement is terminated:

(i) by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b) and (A) at any time after the date of this Agreement, and prior to obtaining the Requisite Stockholder Approval, a bona fide Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such an Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and at least five (5) business days prior to, with respect to termination pursuant to Section 8.2(b), the Company Stockholders Meeting) and (B) within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated such Acquisition Proposal (provided, that for purposes of this Section 8.5(b)(i), the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(c) or Section 8.4(d), and within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated a transaction with respect to, the Acquisition Proposal giving rise to such termination pursuant to Section 8.4(c) or Section 8.4(d), as applicable (provided, that for purposes of this Section 8.5(b)(ii), the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(iii) this Agreement is terminated by Parent pursuant to Section 8.4(a);

(iv) this Agreement is terminated by Parent pursuant to Section 8.4(e), and within twelve (12) months after such termination, (A) such tender offer or exchange offer shall have closed and (B) such tender offer or exchange offer shall have resulted in a transfer of more than 50% of the Shares then outstanding or the total voting power of the equity securities of the Company; or

(v) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then, in any such case, the Company shall pay Parent a termination fee of $280,000,000 (the “Termination Fee”) in accordance with this Section 8.5(b); provided, that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a Termination Fee payable pursuant to this Section 8.5(b)(v), (ii) promptly, but in no event later than two (2) business days after termination by Parent, in the case of a Termination Fee payable pursuant to Section 8.5(b)(iii), (iii) promptly, but in no event later than two business days after notice from Parent to the Company that the Termination Fee is payable pursuant to Section 8.5(iv) and (iv) on the earlier of the execution of a definitive agreement with respect to, or consummation of, any transaction contemplated by the relevant Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.5(b)(i) or Section 8.5(b)(ii) .

(c) Parent Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(c), then Parent shall pay to the Company a termination fee of $560,000,000 (the “Parent Termination Fee”) in accordance with this Section 8.5(c);

(ii) In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Payment of the Parent Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Company promptly, but in no event later than two (2) business days after termination by the Company pursuant to Section 8.3(c).

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.5 are an integral part of the Merger and the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company or Parent (as the case may be) fails to promptly pay the amount due pursuant to this Section 8.5, and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company or Parent, as the case may be, for the applicable fee set forth in this Section 8.5 or any portion of such fee, the party that failed to pay such fee shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(e) Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee, or, the Parent Termination Fee becomes payable and is paid by the Company or Parent, respectively, pursuant to this Section 8.5, the Termination Fee or the Parent Termination Fee, as applicable, shall be Parent’s and Merger Sub’s, or the Company’s, as the case may be, sole and exclusive remedy for monetary damages under this Agreement and upon payment of such amounts in full, no such party, its Affiliates and their respective past or present directors, managers, officers, agents, employees, members, partners, successors and assigns shall have any further liability or obligation relating to or arising out of this Agreement or any of the Transactions; provided, however, no such payment shall relieve any party to this Agreement of any liability or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.8 (Employee Benefits), 6.9 (Expenses) and 6.10 (Director and Officer Liability) shall survive the consummation of the Merger and the Transactions. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Expenses), Section 6.11 (Financing), Section 6.12 (Indemnification Relating to Financing) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger and the Transactions or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, solely by a written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws provided, however, that any such waiver shall only be effective if made in writing. The failure of any party to assert any of its rights hereunder or under applicable Laws shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Merger and the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if the Merger or any of the Transactions were not consummated and the Company’s stockholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any Federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5(b), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Notwithstanding anything in this Agreement to the contrary (including Section 9.5(b)), the parties hereby acknowledge and agree that, in the event of a Debt Financing Failure or an Equity Financing Failure, the Company shall not have the right to specific performance or other equitable remedies to enforce Parent’s and Merger Sub’s obligation to consummate the Closing.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Altice, N.V.

3, Boulevard Royal

Luxembourg, L-2449

Attention: Office of the General Counsel

email: alexandre.marque@altice.net

fax: +352 27858901

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: David Connolly, John Madden and Creighton Condon

email: david.connolly@shearman.com; jmadden@shearman.com; ccondon@shearman.com fax: (212) 848 7179

If to the Company:

Cablevision Systems Corporation

1111 Stewart Avenue

Bethpage, New York 11714

Attention: David Ellen

email: dellen@cablevision.com

fax: (516) 803-2300

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: John P. Mead, Joseph B. Frumkin and Melissa Sawyer

email: meadj@sullcrom.com; frumkinj@sullcrom.com;

          sawyerm@sullcrom.com

fax: (212) 558-3588

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon successful transmission if sent by facsimile or email (provided that if given by facsimile or email, such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.10 (Director and Officer Liability) or Section 9.15 (Financing Sources) and (ii) for the right of holders of Shares as of the Effective Time, after the Effective Time, to receive the aggregate consideration payable pursuant to Article IV of this Agreement, which rights set forth in clauses (i) and (ii) of this Section 9.8 are hereby expressly acknowledged and agreed by Parent and Merger Sub, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties further agree that the rights of third party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of, Annex to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter to this Agreement, as the case may be, shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

9.15. Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, except for claims by Parent or the Merger Sub against the Financing Sources pursuant to the Financing Agreements, (A) none of the parties hereto nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Agreements or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any party hereto or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Agreements or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. The Financing Sources are intended third party beneficiaries of this Section 9.15 and Sections 9.5(a) and 9.5(b).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CABLEVISION SYSTEMS CORPORATION

By:	/s/ Charles F. Dolan
Name: Charles F. Dolan
Title: Chairman

By:	/s/ James L. Dolan
Name: James L. Dolan
Title: Chief Executive Officer

ALTICE, N.V.

By:	/s/ Dexter Goei
Name: Dexter Goei
Title: Chief Executive Officer

NEPTUNE MERGER SUB CORP.

By:	/s/ Jérémie Bonnin
Name: Jérémie Bonnin
Title: President

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(c)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(ii)(a)(iv)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Book-Entry Share	4.1(a)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
CFIUS	5.1(d)(i)
CFIUS Approval	7.1(d)
Change of Recommendation	6.2(d)(ii)
Charter	2.1
Class A Share; Class A Shares	4.1(a)
Class B Share; Class B Shares	4.1(a)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Commitment Letter	5.2(e)(i)
Company	Preamble
Company Board	4.3(g)
Compensation Committee	4.3(g)
Company Cash Performance Award	4.3(e)
Company Director RSU	4.3(d)
Company Disclosure Letter	5.1
Company Equity Awards	4.3(g)
Company Option	4.3(a)
Company Plan	5.1(h)(i)
Company Performance RSU	4.3(c)
Company Recommendation	5.1(c)(ii)
Company Registered IP	5.1(o)(i)
Company Reports	5.1(e)(i)
Company Restricted Share	4.3(b)
Compensation Committee	4.3(c)
Confidentiality Agreement	6.5
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Continuing Employee	6.8(a)
D&O Insurance	6.10(c)

Terms	Section
Data Privacy Laws	5.1(h)(i)
DGCL	Recitals
Debt Financing	5.2(e)(i)
Debt Financing Failure	8.3(c)(ii)
Dissenting Stockholders	4.1(a)
DTC	4.2(b)(iv)
DTC Payment	4.2(b)(iv)
Effective Time	1.3
Equity Commitment	5.2(e)(i)
Equity Commitment Letter	5.2(e)(i)
Equity Financing	5.2(e)(i)
Equity Financing Failure	8.3(c)(iii)
Encumbrance	5.1(k)(iii)
Environmental Law	5.1(m)(iii)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)
ERISA Plan	5.1(h)(iii)
Exchange Act	5.1
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
FCC	5.1(d)(i)
FCC Approval	7.1(c)
Federal Communications Law	5.1(d)(i)
Financing Sources	5.2(e)(i)
Financing	5.2(e)(i)
Financing Agreements	5.2(e)(i)
Franchise	5.1(q)(i)
GAAP	5.1(a)(iii)(I)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)(iii)
HSR Act	5.1(d)(i)
Indemnified Person	6.10(a)
Information Statement	5.1(d)(i)
Intellectual Property	5.1(o)
IT Assets	5.1(o)
knowing and intentional	8.5(a)
knowledge	5.1(g)(iii), 5.2(d)(ii)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licensed Intellectual Property	5.1(o)
Licenses	5.1(i)
Lien	5.1(b)
Material Adverse Effect	5.1(a)
Material Contract	5.1(j)(i)

Terms	Section
Maximum Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(i)
News12	6.4(f)(i)
News12 Business Plan	6.4(f)(i)
NYSE	5.1(d)(i)
Order	7.1(f)
Owned Intellectual Property	5.1(o)(i)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Disclosure Letter	5.2
Parent Termination Fee	8.5(c)
Paying Agent	4.2(a)
Person	4.2(d)
Per Share Merger Consideration	4.1(a)
Proxy Statement	5.1(d)(i)
Representatives	6.2(a)
Requisite Stockholder Approval	5.1(c)(i)
SEC	5.1
Section 271	5.1(d)(i)
Share; Shares	4.1(a)
Stock Plans	4.3(a)
Stockholder Consent Delivery Period	6.3
Stockholder Written Consent	6.3
Stockholders Meeting	6.4(a)
Subsidiary	5.1(a)
Superior Proposal	6.2(c)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax, Taxes	5.1(n)(iii)
Taxing Authority	5.1(n)(iii)
Tax Return	5.1(n)(iii)
Tax Sharing Agreements	5.1(n)(iii)
Team Telecom	6.4(e)(i)
Team Telecom Consent	6.4(e)(i)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Transactions	5.1(a)(iii)(F)

EXHIBIT A

Charter

Ex. A-1

CERTIFICATE OF INCORPORATION

OF

Cablevision Systems Corporation

ARTICLE I

Name

The name of the corporation is Cablevision Systems Corporation (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended or supplemented, the “General Corporation Law”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $0.01 per share.

ARTICLE V

Directors

(1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the by-laws of the Corporation.

(2) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Ex. A-2

ARTICLE VI

Indemnification of Directors, Officers and Others

(1) The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(2) No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this paragraph shall not eliminate or limit the liability of a director (A) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law, or (D) for any transaction from which the director derived an improper personal benefit.

(3) The Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided

Ex. A-3

that, if the General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article or otherwise.

(4) The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the Corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(5) The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

ARTICLE VII

By-Laws

The directors of the Corporation shall have the power to adopt, amend or repeal by-laws.

ARTICLE VIII

Reorganization

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Ex. A-4

ARTICLE IX

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors, officers and other persons in this Certificate of Incorporation are subject to this reserved power.

Ex. A-5

EXHIBIT B

Form of Stockholder Written Consent

Ex. B-1

CABLEVISION SYSTEMS CORPORATION

Written Consent of Stockholders in Lieu of a Meeting

Pursuant to Section 228 of the Delaware General Corporation Law

The undersigned stockholders listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”) of Cablevision Systems Corporation, a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and as authorized by Article I, Section 7 of the Amended and Restated Bylaws of the Company, dated February 9, 2010, hereby irrevocably consent in writing to the following actions and the adoptions of the following resolutions in lieu of a meeting of stockholders:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 16, 2015, by and among Altice N.V., a public company with limited liability (naamloze vennootschap) under Dutch law (“Altice”), Neptune Merger Sub Corp., a Delaware corporation and a wholly-owned Subsidiary of Altice (“Merger Sub”), and the Company, a copy of which has been provided to the undersigned Stockholders and is attached hereto as Exhibit A (capitalized terms used but not otherwise defined in this written consent have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company Board has (i) determined that the Merger Agreement, the Merger and the Transactions are fair to and are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Merger and the Transactions and (iii) subject to Section 6.2 of the Merger Agreement, resolved to recommend that the holders of Shares adopt the Merger Agreement and directed that the Merger Agreement be submitted to the holders of Shares for their adoption;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each Share issued and outstanding prior to the Effective Time will be converted into the right to receive $34.90 per Share, without interest;

WHEREAS, pursuant to Section 251 of the DGCL and Article IV of the Certificate of Incorporation, the Merger Agreement must be adopted by the holders of issued and outstanding Class A Shares and Class B Shares, voting together as a single class, representing a majority of all votes entitled to be cast on such matter;

WHEREAS, the Stockholders collectively own 45,226,670 Class B Shares, representing approximately 59.19% of the aggregate voting power of the issued and outstanding Shares, as set forth on Schedule A;

Ex. B-2

NOW, THEREFORE, BE IT:

RESOLVED, each Stockholder, in his or her capacity as a stockholder of the Company, hereby votes all of the shares of capital stock of the Company held by such Stockholder and entitled to vote thereon in favor of the adoption of the Merger Agreement and approval of the Merger and the Transactions; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, this written consent may be executed in two or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this written consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This written consent shall be effective as of the later of (x) immediately after the execution and delivery of the Merger Agreement by the parties thereto and (y) the execution and delivery of this written consent, shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting.

[Signature page follows]

Ex. B-3

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date indicated under each signature.

CHARLES F. DOLAN CHILDREN TRUST FBO DEBORAH A. DOLAN-SWEENEY

Kathleen M. Dolan, Trustee
Dated:

Mary S. Dolan, Trustee
Dated:

CHARLES F. DOLAN CHILDREN TRUST FBO PATRICK F. DOLAN

Kathleen M. Dolan, Trustee
Dated:

Mary S. Dolan, Trustee
Dated:

CHARLES F. DOLAN CHILDREN TRUST FBO THOMAS C. DOLAN

Kathleen M. Dolan, Trustee
Dated:

Matthew J. Dolan, Trustee
Dated:

[Signature Page to Stockholder Written Consent]

Ex. B-4

CHARLES F. DOLAN CHILDREN TRUST FBO JAMES L. DOLAN

Kathleen M. Dolan, Trustee
Dated:

Paul J. Dolan, Trustee
Dated:

CHARLES F. DOLAN CHILDREN TRUST FBO MARIANNE DOLAN WEBER

Kathleen M. Dolan, Trustee
Dated:

Matthew J. Dolan, Trustee
Dated:

CHARLES F. DOLAN CHILDREN TRUST FBO KATHLEEN M. DOLAN

Kathleen M. Dolan, Trustee
Dated:

Paul J. Dolan, Trustee
Dated:

[Signature Page to Stockholder Written Consent]

Ex. B-5

CHARLES F. DOLAN 2009 FAMILY TRUST FBO THOMAS C. DOLAN

Mary S. Dolan, Trustee
Dated:

David M. Dolan, Trustee
Dated:

CHARLES F. DOLAN 2009 FAMILY TRUST FBO JAMES L. DOLAN

Mary S. Dolan, Trustee
Dated:

David M. Dolan, Trustee
Dated:

CHARLES F. DOLAN 2015 GRANTOR RETAINED ANNUITY TRUST #1C

Charles F. Dolan, Trustee
Dated:

HELEN A. DOLAN 2015 GRANTOR RETAINED ANNUITY TRUST #1C

Helen A. Dolan, Trustee
Dated:

[Signature Page to Stockholder Written Consent]

Ex. B-6

Schedule A

Name and Address of Individual/Trust	Signatory	Class B Shares (#)	Voting Power (%)
Charles F. Dolan Children Trust FBO Deborah A. Dolan-Sweeney c/o Dolan Family Office Attn: President 340 Crossways Park Drive Woodbury, NY 11797	Kathleen M. Dolan and Mary S. Dolan	3,675,924	4.81
Charles F. Dolan Children Trust FBO Patrick F. Dolan c/o Dolan Family Office Attn: President 340 Crossways Park Drive Woodbury, NY 11797	Kathleen M. Dolan and Mary S. Dolan	3,544,063	4.64
Charles F. Dolan Children Trust FBO Thomas C. Dolan c/o Dolan Family Office Attn: President 340 Crossways Park Drive Woodbury, NY 11797	Kathleen M. Dolan and Matthew J. Dolan	3,707,834	4.85
Charles F. Dolan Children Trust FBO James L. Dolan Knickerbocker Group LLC P.O. Box 420 Oyster Bay, NY 11771	Kathleen M Dolan and Paul J. Dolan	3,707,834	4.85
Charles F. Dolan Children Trust FBO Marianne Dolan Weber c/o Dolan Family Office Attn: President 340 Crossways Park Drive Woodbury, NY 11797	Kathleen M. Dolan and Matthew J. Dolan	3,563,208	4.66
Charles F. Dolan Children Trust FBO Kathleen M. Dolan c/o Dolan Family Office Attn: President 340 Crossways Park Drive Woodbury, NY 11797	Kathleen M. Dolan and Paul J. Dolan	3,675,924	4.81
Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan c/o Dolan Family Office Attn: President 340 Crossways Park Drive Woodbury, NY 11797	Mary S. Dolan and David M. Dolan	2,497,220	3.27

Charles F. Dolan 2009 Family Trust FBO James L. Dolan Knickerbocker Group LLC P.O. Box 420 Oyster Bay, NY 11771	Mary S. Dolan and David M. Dolan	2,360,977	3.09
Charles F. Dolan 2015 Grantor Retained Annuity Trust #1C c/o Dolan Family Office Attn: President 340 Crossways Park Drive Woodbury, NY 11797	Charles F. Dolan	10,693,686	14.00
Helen A. Dolan 2015 Grantor Retained Annuity Trust #1C c/o Dolan Family Office Attn: President 340 Crossways Park Drive Woodbury, NY 11797	Helen A. Dolan	7,800,000	10.21

	Total:	45,226,670	59.19